UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to

SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): February 17, 2009

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone St.

Aberdeen, Washington 98520-5244

(360) 533-8870

(Address, including zip code, and telephone number,

including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the twelve months ended December 31, 2008. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933.

Pacific's net income for the twelve months ended December 31, 2008, was $957,000, an 84% decrease, compared to $6,031,000 for the twelve month period ended December 31, 2007. The decrease is primarily related to an increase in provision for credit losses from $482,000 for full year 2007 to $4,791,000 for 2008, and continued net interest margin compression. Net interest margin decreased to 4.12% for the year ended December 31, 2008 compared to 4.82% for the same period of the prior year.

Net interest income for the twelve months ended December 31, 2008, decreased $2,744,000 to $21,759,000 compared to the same period of the prior year. The decrease in the prime rate of 400 basis points from 7.25 percent to 3.25 percent contributed to the decrease in net interest income, coupled with an increase in non-accrual loans, which was partially offset by decreased funding costs.

Non-interest income increased $658,000 to $5,133,000 for the twelve months ended December 31, 2008, compared to the same period of the prior year, reflecting increased income from bank owned life insurance and gain on sale of foreclosed real estate. Non-interest expense increased $1,233,000 to $21,612,000. The increases are primarily related to increased audit and consulting costs, data processing costs, FDIC deposit assessments and loan collection costs.

The federal income tax provision (benefit) for the twelve months ended December 31, 2008, was $(468,000), compared to $2,086,000 for the twelve months ended December 31, 2007.

Pacific's unaudited consolidated balance sheets at December 31, 2008 and December 31, 2007, and unaudited consolidated statements of operations and selected performance ratios for the twelve months ended December 31, 2008 and 2007, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet

(unaudited)

Dollars in thousands

	December 31,
	2008	2007

Cash and due from banks	$16,764	$15,297
Federal funds sold	775	—
Securities available for sale	49,493	42,912
Securities held to maturity	6,386	4,329
Federal Home Loan Bank stock	2,170	1,858
Loans held for sale	11,606	17,162
Loans	486,318	438,911
Less: Allowance for credit losses	7,623	5,007
Net loans	478,695	433,904

Premises and equipment	16,631	15,427
Foreclosed real estate	6,810	—
Goodwill and other intangible assets	12,869	13,010
Cash surrender value of life insurance	15,718	15,111
Other assets	7,979	6,577

TOTAL ASSETS	$625,896	$565,587

DEPOSITS:
Demand, non interest bearing	$80,066	$86,883
Savings and interest bearing demand	213,277	204,775
Time	217,964	175,678
Total deposits	511,307	467,336

Short-term borrowings	23,500	10,125
Long-term borrowings	22,500	12,500
Secured borrowings	1,354	1,418
Junior subordinated debentures	13,403	13,403
Other liabilities	3,752	10,106
Total liabilities	575,816	514,888

Common stock	7,318	6,607
Additional paid-in capital	31,626	27,163
Retained earnings	13,943	17,807
Accum. other comprehensive loss	(2,807)	(878)
Total shareholders’ equity	50,080	50,699

TOTAL LIABILITIES & EQUITY	$625,896	$565,587

PACIFIC FINANCIAL CORPORATION

Consolidated Statements of Operations

(unaudited)

Dollars in thousands

	Twelve Months Ended December 31,
	2008	2007

Interest on loans	$31,259	$37,658
Interest on investments	2,435	2,045
Interest on federal funds sold	44	426
Federal Home Loan Bank stock dividends	19	7
Total interest income	33,757	40,136

Interest expense on deposits	9,794	13,460
Other interest expense	2,204	2,173
Total interest expense	11,998	15,633

Net interest income	21,759	24,503
Less provision for credit losses	4,791	482
Net interest income after provision	16,968	24,021

Service charges on deposit accounts	1,577	1,494
Earnings bank owned life insurance Gain on sales of loans	6071,496	3971,984
Gain on sale of foreclosed real estate	390	—
Loss on sales of securities	(165)	(20)
Other operating income	1,228	620
Total non interest income	5,133	4,475

Salaries and employee benefits	12,402	12,280
Occupancy and equipment	2,855	2,528
Other	6,355	5,571
Total non-interest expense	21,612	20,379

Income before taxes	489	8,117
Income taxes	(468)	2,086

NET INCOME	$957	$6,031

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Twelve Months Ended December 31,
	2008	2007

Net interest margin	4.12%	4.82%
Efficiency ratio	80.37%	70.33%
Return on average assets	0.16%	1.08%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: February 17, 2009	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer